UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2007

NESTOR, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-12965	13-3163744
(Commission File Number)	(IRS Employer Identification Number)

42 Oriental Street; Third Floor, Providence, Rhode Island

(Address of principal executive offices)

(401) 274-5658

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On February 1, 2007, Nestor, Inc., a Delaware corporation (together with its subsidiaries, the “Registrant”), entered an employment agreement with Teodor Klowan, Jr., the Registrant’s Vice President, Corporate Controller and Chief Accounting Officer.

Mr. Klowan’s employment agreement provides as follows:

•	base salary of $125,000 per year;
•
previously granted options to purchase the Registrant’s Common Stock have been amended to provide for automatic vesting and immediate vesting and lifting of all exercise restrictions (a) upon a Change in Control Event (as defined in the Employment Agreement), and (b) if Mr. Klowan’s employment is terminated without cause or for a good reason (each as defined in the Employment Agreement);

•	bonuses in the Compensation Committee’s sole discretion;
•	term from its date until December 31, 2008 and by its own terms renews for one year unless the Company elects not to renew by October 31, 2008.
•	in the event of Mr. Klowan’s termination without cause or resignation for good reason, Mr. Klowan will receive one year’s base salary and three years of accelerated vesting with respect to his option

On February 7, 2007 the Registrant entered an employment agreement with Brian R. Haskell, Esq., the Registrant’s Vice President, General Counsel and Secretary.

Mr. Haskell’s employment agreement provides as follows:

•	base salary of $ 148,500 per year;
•
grant of an option to purchase 135,000 shares of the Registrant’s Common Stock vesting in 5 annual installments beginning on February 1, 2008 and ending on February 1, 2012, however, the option will immediately and fully vest upon (a) a Change in Control Event (as defined in the Employment Agreement), and (b) Mr. Haskell’s employment is terminated without cause or for a good reason (each as defined in the Employment Agreement);

•	bonuses in the Compensation Committee’s sole discretion;
•	term from its date until December 31, 2008 and by its own terms renews for one year unless the Company elects not to renew by October 31, 2008.
•
in the event of Mr. Haskell’s termination without cause or resignation for good reason, Mr. Haskell will receive one year’s base salary and three years of accelerated vesting with respect to his option.

On February 1, 2007, Registrant, entered into restricted stock agreements with George L. Ball, Clarence A. Davis, Michael C. James, David N. Jordan, Nina R. Mitchell, Thodore Petroulas and Daryl Silzer, each a non-employee director of the Registrant elected at the annual meeting of stockholders held in 2006. Pursuant to those agreements, each of Messrs. Ball, Davis, James, Jordan, Petroulas, Silzer and Ms. Mitchell received 5,000 shares of the Registrant’s common stock in consideration of their services as directors of the Registrant, subject to forfeiture if they did not continue to serve until the earlier of the next annual meeting of the Registrant's stockholders or December 31, 2007.

On February 7, 2007, the Registrant entered into a consultancy agreement with Clarence A. Davis, a member of the Registrant’s Audit Committee. Mr. Davis reports directly to the Board of Directors and will provide assistance to the management team in determining, articulating and executing the Registrant’s strategic plan. In exchange for his services, Mr. Davis will be paid a monthly fee of $25,000.00 and will be reimbursed for his reasonable expenses. Mr. Davis’s services are expected to last between 2 and 4 months, though the agreement may be terminated by either party at any time. As part of this letter agreement, Mr. Davis has resigned from the Registrant’s Audit Committee, though he remains a member of the Registrant’s Board of Directors.

ITEM 8.01.	OTHER EVENTS

Clarence A. Davis has resigned as a member of the Audit Committee because his new position as a consultant to the Registrant disqualifies him as an independent director for purposes of Audit Committee membership. The Registrant will seek a replacement for Mr. Davis on the Audit Committee in due course. Mr. Davis remains a member of the Registrant’s Board of Directors.

The Registrant's program in Davenport, Iowa has been suspended by the city indefinitely, following a district court ruling that the city's ordinance authorizing automated traffic enforcement exceeds the city's home rule authority.  The city is appealing the district court ruling and has informed the Registrant that it intends to seek a change in state law to allow the program to continue should the district court ruling be upheld.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits

Exhibit No.	Exhibit

10.1	Employment Agreement between Nestor, Inc. and Teodor Klowan, Jr., dated February 1, 2007

10.2	Employment Agreement between Nestor, Inc. and Brian R. Haskell, dated February 7, 2007

10.3	Consulting Letter Agreement between Nestor, Inc. and Clarence A. Davis, dated February 7, 2007

10.4	Form of Restricted Stock Agreement dated February 1, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NESTOR, INC.

	By:	/s/ Nigel P. Hebborn
Nigel P. Hebborn
Executive Vice President, Treasurer and CFO

Date: February 7, 2007